Gray Television, Inc. To Acquire WSAZ-TV,
Charleston-Huntington, West Virginia

Atlanta, August 22/PRNewswire-FirstCall/—Gray Television, Inc. (NYSE:GTN) today announced that it has entered into an agreement with Emmis Communications Corp. (Nasdaq: EMMS) to acquire the assets of WSAZ-TV, the NBC affiliate in Charleston-Huntington, West Virginia (the Nation’s 62nd largest Designated Market Area (“DMA”) for $186 million. The agreement is subject to certain conditions and regulatory approval.

Bob Prather, President of Gray, said, “The acquisition of WSAZ-TV is consistent with the Company’s strategy of acquiring dominant television stations. WSAZ-TV, located in the state capital and largest city in West Virginia, is ranked #1 in overall share and news. This station has a proud heritage of serving the local communities of Charleston, Huntington and surrounding areas including portions of Ohio and Kentucky.”

With the acquisition of WSAZ-TV, Gray owns a total of 32 stations serving 28 television markets. The combined station group has 24 stations ranked number #1 in local news audience and 23 stations ranked number one in overall audience within their respective markets and reaches approximately 6% of total U.S. TV households. In addition, with 16 CBS-affiliated stations, Gray is the largest independent owner of CBS affiliates in the country.

In connection with this acquisition, Gray has obtained a financing commitment from Wachovia Bank, National Association for a senior secured credit facility in an aggregate principal amount of up to $600 million; a portion of this facility may be used to finance the acquisition of WSAZ-TV.

Wachovia Securities, Inc. acted as exclusive strategic advisor to Gray Television, Inc.

Gray currently anticipates, but can not assure, that the acquisition will be completed before December 31, 2005.

Gray Television, Inc.
Gray Television, Inc. (www.gray.tv) is headquartered in Atlanta, Georgia and, including WSAZ-TV, operates 16 CBS-affiliated television stations, nine NBC-affiliated stations and seven ABC-affiliated stations.

Emmis Communications – Great Media, Great People, Great Service®
Emmis (www.emmis.com) is an Indianapolis-based diversified media firm with radio broadcasting, television broadcasting and magazine publishing operations. Emmis owns 23 FM and 2 AM domestic radio stations serving the nation’s largest markets of New York, Los Angeles and Chicago as well as Phoenix, St. Louis, Austin, Indianapolis and Terre Haute, IN. Emmis has recently announced its intent to seek strategic alternatives for its 16 television stations, which will result in the sale of all or a portion of its television assets. In addition, Emmis owns a radio network, international radio stations, regional and specialty magazines and ancillary businesses in broadcast sales and book publishing.

SOURCE: Gray Television, Inc.
CONTACT: Bob Prather, President, +1-404-266-8333, or Jim Ryan, Chief Financial Officer, +1-404-504-9828, both of Gray Television, Inc.
Web site:http://www.gray.tv